SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report:  May 20, 2008

Corgenix Medical Corporation

(Exact Name of registrant as specified in its charter)

Nevada	000-24541	93-1223466
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

11575 Main Street, Number 400
Broomfield, Colorado 80020

(Address, including zip code, of principal executive offices)

(303) 457-4345
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	Regulation FD Disclosure

On  May 20, 2008, Corgenix Medical Corporation management met with shareholders at its annual shareholders meeting. A copy of the presentation materials of the company’s President and Chief Executive Officer and Chief Financial Officer that were used at that meeting is filed as Exhibit 99.1 hereto.

ITEM 8.01	Other Events

The 2007 annual meeting of the shareholders of Corgenix Medical Corporation was held at the company’s corporate offices on May 20, 2008 at approximately 9:00 a.m. Mountain Time.  At the meeting, the shareholders elected Dr. Luis R. Lopez, Mr. Douglass T. Simpson, Mr. Robert Tutag, Mr. C. David Kikumoto, Mr. Larry G. Rau, Mr. Dennis Walczewski and Mr. Stephen P. Gouze as directors of the company, approved the proposal to amend the company’s Articles of Incorporation to increase Authorized Shares of Common Stock from 100 million to 200 million and ratified the appointment of Hein & Associates LLP as the company’s independent public accountants for the fiscal year ending June 30, 2008.  The company will disclose the voting detail regarding the proposals approved at the meeting in its upcoming annual filing.

ITEM 9.01	Financial Statements and Exhibits

a)	Not applicable.

b)	Not applicable.

c)	Not applicable.

d)	Exhibits:

99.1         Shareholder presentation material of the President and Chief Executive Officer and Chief Financial Officer of  Corgenix Medical Corporation used on May 20, 2008.

Safe Harbor Statement

Statements in this report that are not strictly historical facts are “forward looking” statements (identified by the words “believe”, “estimate”, “project”, “expect” or similar expressions) within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, bus are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, changes in the regulatory environment, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  The statements in this report are made as of today, based upon information currently known to management, and the Company does not undertake any obligation to publicly update or revise any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORGENIX MEDICAL CORPORATION

Date: May 20, 2008	By: /s/ Douglass T. Simpson
Douglass T. Simpson, President and Chief Executive Officer